EXHIBIT 99.1
Houston, Texas
18 November 2010

FOR IMMEDIATE RELEASE

EARNINGS-

ATWOOD OCEANICS, INC., Houston-based international drilling contractor, announced today that the Company earned net income of $64,229,000 or $0.99 per diluted share, on revenues of $160,613,000 for the quarter ended September 30, 2010 compared to net income of $48,284,000 or $0.75 per diluted share, on revenues of $131,044,000 for the quarter ended September 30, 2009.  For the twelve months ended September 30, 2010, the Company earned net income of $256,996,000 or $3.95 per diluted share, on revenues of $650,562,000 compared to net income of $250,745,000 or $3.89 per diluted share, on revenues of $586,507,000 for the twelve months ended September 30, 2009.

	FOR THE THREE MONTHS ENDED SEPTEMBER 30,
	2010	2009

Revenues	$160,613,000	$131,044,000
Income before Income Taxes	76,859,000	59,438,000
Provision for Income Taxes	(12,630,000)	(11,154,000)
Net Income	64,229,000	48,284,000
Earnings per Common Share -
Basic	1.00	0.75
Diluted	0.99	0.75
Weighted Average Shares
Outstanding -
Basic	64,439,000	64,212,000
Diluted	64,951,000	64,786,000

	FOR THE TWELVE MONTHS ENDED SEPTEMBER 30,
	2010	2009

Revenues	$650,562,000	$586,507,000
Income before Income Taxes	319,979,000	296,431,000
Provision for Income Taxes	(62,983,000)	(45,686,000)
Net Income	256,996,000	250,745,000
Earnings per Common Share -
Basic	3.99	3.91
Diluted	3.95	3.89
Weighted Average Shares
Outstanding -
Basic	64,391,000	64,167,000
Diluted	65,028,000	64,493,000